Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Class A Common Stock, $0.01 par value per share, of Hyatt Hotels Corporation beneficially owned by them on a combined basis, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. The undersigned further agree that any amendments to such statement on Schedule 13D shall be filed jointly on behalf of each of them without the necessity of entering into additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

The undersigned shall not be deemed to admit that the undersigned was required to file a statement on Schedule 13D by reason of entering into this Joint Filing Agreement.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

When this Joint Filing Agreement is executed by a trustee of a trust, such execution is by the trustee, not individually, but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing contained in this Joint Filing Agreement shall be construed as granting any power over a trustee’s individual affairs or imposing any liability on any such trustee personally for breaches of any representations or warranties made hereunder or personally to pay any amounts required to be paid hereunder, or personally to perform any covenant, either express or implied, contained herein. Any liability of a trust or trustee hereunder shall not be a personal liability of any trustee, grantor or beneficiary thereof, and any recourse against a trustee shall be solely against the assets of the pertinent trust.

Signature Page Follows

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 1st day of October, 2020.

Zena Tamler, not individually, but solely as a co-trustee of KLP 2010 ANP Mirror Trust A, KLP 2010 ANP Mirror Trust B, KLP 2010 PG Family Trust, Don Family Trust #6-Julia, Don Family Trust #6-Theodore, LaSalle Family Trust #8-Julia, LaSalle Family Trust #8-Theodore, JSPV 2010 LaSalle Mirror Trust #56, TSPV 2010 LaSalle Mirror Trust #60, R.A. Family Trust #6-Julia, R.A. Family Trust #6-Theodore, KLP 2010 A.N.P. Mirror Trust #23, KLP 2010 A.N.P. Mirror Trust #24, KLP 2010 A.N.P. Mirror Trust #29, KLP 2010 A.N.P. Mirror Trust #30, Don Family Trust #6-Allison, ACPS 2010 ECI Mirror Trust #5, LaSalle Family Trust #8-Allison, ACPS 2010 LaSalle Mirror Trust #19, R.A. Family Trust #6-Allison, Don Family Trust #6-Dana, DJPS 2010 ECI Mirror Trust #6, LaSalle Family Trust #8-Dana, DJPS 2010 LaSalle Mirror Trust #46, R.A. Family Trust #6-Dana, ECI Trust – Julia and ECI Trust—Theodore

By:	/s/ Zena Tamler
Name:	Zena Tamler
Title:	Co-Trustee

Bank of Nova Scotia Trust Company (Bahamas) Ltd, not individually, but solely as a trustee of, KLP 2006-N3 Family Trust, KLP 2006 N-4 Family Trust, JV 2010 N-1 Trust, TV 2010 N-1 Trust, AS 2010 N-1 Trust, DS 2010 N-1 Trust, Settlement 1740 Trust #33 and Settlement T-551-7

By:	/s/ Denora Marshall-McPhee
Name:	Denora Marshall-McPhee
Title:	Authorized Signatory

By:	/s/ Keisha Larrimore-Smith
Name:	Keisha Larrimore-Smith
Title:	Authorized Signatory

[Signature Page to Joint Filing Agreement]